Exhibit 10.21

TE CONNECTIVITY

SEVERANCE PLAN FOR
U.S. EXECUTIVES

Amended and Restated Effective September 30, 2024

Page

ARTICLE IBACKGROUND, PURPOSE AND TERM OF PLAN1

Section 1.01Purpose of the Plan1

Section 1.02Term of the Plan1

Section 1.03Compliance with Code Section 409A1

ARTICLE IIDEFINITIONS2

Section 2.01“Alternative Position”2

Section 2.02“Annual Bonus”2

Section 2.03“Base Salary”2

Section 2.04“Board”2

Section 2.05“Cause”2

Section 2.06“COBRA”2

Section 2.07“Code”2

Section 2.08“Committee”2

Section 2.09“Company”3

Section 2.10“Effective Date”3

Section 2.11“Eligible Employee”3

Section 2.12“Employee”3

Section 2.13“Employer”3

Section 2.14“ERISA”3

Section 2.15“Involuntary Termination”3

Section 2.16“Key Employee”3

Section 2.17“Notice Pay”4

Section 2.18“Notice Period”4

Section 2.19“Participant”4

Section 2.20“Permanent Disability”4

Section 2.21“Plan”4

Section 2.22“Plan Administrator”4

Section 2.23“Postponement Period”4

Section 2.24“Release”4

Section 2.25“Salary Continuation Benefits”4

Section 2.26“Separation from Service”5

Section 2.27“Separation from Service Date”5

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(continued)

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Section 2.28“Severance Benefits”5

Section 2.29“Severance Period”5

Section 2.30“Subsidiary”5

Section 2.31“Voluntary Termination”5

ARTICLE IIIPARTICIPATION AND ELIGIBILITY FOR BENEFITS6

Section 3.01Participation6

Section 3.02Conditions6

ARTICLE IVDETERMINATION OF PLAN BENEFITS8

Section 4.01Amount of Plan Benefits Upon Involuntary Termination8

Section 4.02Notice Pay8

Section 4.03Amount of Severance Benefits Upon Involuntary Termination8

Section 4.04Voluntary Termination; Termination for Death or Permanent Disability9

Section 4.05Termination for Cause10

Section 4.06Reduction of Severance Benefits10

Section 4.07Modification of Plan Benefits10

ARTICLE VMETHOD AND DURATION OF Plan BENEFIT PAYMENTS11

Section 5.01Method of Payment11

Section 5.02Other Arrangements11

Section 5.03Code Section 409A11

Section 5.04Termination of Eligibility for Benefits12

ARTICLE VICONFIDENTIALITY, COVENANT NOT TO COMPETE AND NOT TO SOLICIT13

Section 6.01Confidential Information13

Section 6.02Non-Competition13

Section 6.03Non-Solicitation13

Section 6.04Non-Disparagement14

Section 6.05Reasonableness14

Section 6.06Equitable Relief14

Section 6.07Survival of Provisions15

Section 6.08Release15

ARTICLE VIITHE PLAN ADMINISTRATOR16

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(continued)

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Section 7.01Authority and Duties16

Section 7.02Compensation of the Plan Administrator16

Section 7.03Records, Reporting and Disclosure16

ARTICLE VIIIAMENDMENT, TERMINATION AND DURATION17

Section 8.01Amendment, Suspension and Termination17

Section 8.02Duration17

ARTICLE IXDUTIES OF THE COMPANY AND THE COMMITTEE18

Section 9.01Records18

Section 9.02Payment18

Section 9.03Discretion18

ARTICLE XSEVERANCE BENEFIT CLAIMS PROCEDURES19

Section 10.01Claim19

Section 10.02Initial Claim19

Section 10.03Appeals of Denied Administrative Claims19

Section 10.04Appointment of the Named Appeals Fiduciary20

ARTICLE XIMISCELLANEOUS21

Section 11.01Nonalienation of Benefits21

Section 11.02Notices21

Section 11.03Successors21

Section 11.04Other Payments21

Section 11.05Restrictive Covenants21

Section 11.06No Mitigation21

Section 11.07No Contract of Employment21

Section 11.08Severability of Provisions21

Section 11.09Heirs, Assigns, and Personal Representatives22

Section 11.10Headings and Captions22

Section 11.11Gender and Number22

Section 11.12Unfunded Plan22

Section 11.13Payments to Incompetent Persons22

Section 11.14Lost Payees22

Section 11.15Controlling Law22

SCHEDULE A – PLAN BENEFITSA-1

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ARTICLE I

BACKGROUND, PURPOSE AND TERM OF PLAN
Section 1.01Purpose of the Plan. The purpose of the Plan is to provide Eligible Employees with certain compensation and benefits as set forth in the Plan in the event the Eligible Employee’s employment with the Company or a Subsidiary is terminated due to an Involuntary Termination. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, this Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, section 2510.32(b). Accordingly, the benefits paid by the Plan are not deferred compensation and no employee shall have a vested right to such benefits.
Section 1.02Term of the Plan. The Plan shall generally be effective as of the Effective Date and shall supersede any prior plan, program or policy under which the Company or any Subsidiary provided severance benefits prior to the Effective Date of the Plan. The Plan shall continue until terminated pursuant to ARTICLE VIII of the Plan.
Section 1.03Compliance with Code Section 409A. The terms of this Plan are intended to, and shall be interpreted so as to, comply in all respects with the provisions of Code Section 409A and the regulations and rulings promulgated thereunder.

ARTICLE II

DEFINITIONS
Section 2.01“Alternative Position” shall mean a position with the Company or a Subsidiary that:
(a)is not more than seventy-five (75) miles each way from the location of the Employee’s current position (for positions that are essentially mobile, the mileage does not apply); and
(b)provides the Employee with pay and benefits (not including perquisites or long-term incentive compensation) that are comparable in the aggregate to the Employee’s current position.

The Plan Administrator has the exclusive discretionary authority to determine whether a position is an Alternative Position.

Section 2.02“Annual Bonus” shall mean 100% of the Participant’s target annual bonus.
Section 2.03“Base Salary” shall mean the annual base salary in effect as of the first day of the Notice Period divided by the number of Company payroll cycles. Base Salary paid under this Plan shall be net of deductions and tax withholdings, as applicable, and shall be paid on normal payroll cycles.
Section 2.04“Board” shall mean the Board of Directors of the Company or any successor thereto, or a committee thereof specifically designated for purposes of making determinations hereunder.
Section 2.05“Cause” shall mean an Employee’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company, (ii) violation of any fiduciary duty owed to the Company, (iii) conviction of a felony or misdemeanor, (iv) dishonesty, (v) theft, (vi) violation of Company rules or policy, or (vii) other egregious conduct that has or could have a serious and detrimental impact on the Company and its employees. The Plan Administrator, in its sole and absolute discretion, shall determine Cause. Examples of “Cause” may include, but are not limited to, excessive absenteeism, misconduct, insubordination, violation of Company policy, dishonesty, and deliberate unsatisfactory performance (e.g., Employee refuses to improve deficient performance).
Section 2.06“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.
Section 2.07“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
Section 2.08“Committee” shall mean the TE Connectivity Employee Benefits Administrative Committee or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The

“Committee” may delegate its authority under the Plan to an individual or to another committee so long as such delegation is consistent with the Board appointment and authority given to the Committee.
Section 2.09“Company” and “TE Connectivity” shall each mean TE Connectivity Corporation. Unless it is otherwise clear from the context, Company and TE Connectivity shall each generally include participating Subsidiaries.
Section 2.10“Effective Date” shall mean September 30, 2024, the effective date of this amended and restated Plan.
Section 2.11“Eligible Employee” shall mean an Employee of an Employer who is employed in Band levels 0, 1, or 2 employed in the United States who is not otherwise eligible to receive severance, change of control or other post-employment benefits (a) under any other severance plan or program sponsored by the Company or a Subsidiary which provides for severance benefits on account of an Employee’s Involuntary Termination or (b) pursuant to an employment agreement or other agreement or contract with the Company or a Subsidiary. If there is any question as to whether an Employee is deemed an Eligible Employee for purposes of the Plan, the Senior Vice President, Chief Human Resources Officer, TE Connectivity Corporation (“CHRO”) shall make the determination.
Section 2.12“Employee” shall mean an individual employed by the Company or a Subsidiary as a common law employee on the United States payroll of the Company or a Subsidiary, and shall not include any person working for the Company through a temporary service or on a leased basis or who is hired by the Company as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of withholding federal employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental or judicial determination or holding relating to such status or tax withholding.
Section 2.13“Employer” shall mean the Company or any Subsidiary with respect to which this Plan has been adopted.
Section 2.14“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
Section 2.15“Involuntary Termination” shall mean the date that a Participant experiences a Company-initiated Separation from Service within the meaning of Code Section 409A and shall not include a separation for Cause, Permanent Disability or death, as provided under and subject to the conditions of ARTICLE III and as permitted by applicable law.
Section 2.16“Key Employee” shall mean an Employee who, at any time during the twelve (12)-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Committee or its delegate. The determination of Key Employees, including the number and identity of persons considered specific employees and the identification date, shall be made by the CHRO or his/her delegate in accordance with the provisions of Code Section 409A and the regulations promulgated thereunder. Unless otherwise designated by the CHRO or his/her delegate, all Employees in Bands 0-2 shall be considered to be Key Employees for purposes of Code Section 409A and the regulations promulgated thereunder.
Section 2.17“Notice Pay” shall mean an Eligible Employee’s continued payment of his or her Base Salary that is paid each payroll cycle during the Notice Period pursuant to ARTICLE IV of the Plan. For the avoidance of doubt, Notice Pay is the continued payment of the Eligible Employee’s Base Salary and not additional compensation paid to the Eligible Employee. Any elective deductions from Base Salary made by the Eligible Employee shall continue during the Notice Period.
Section 2.18“Notice Period” shall mean the time period prior to an Eligible Employee’s Separation from Service Date during which the Eligible Employee will receive Notice Pay, as set forth in Schedule A. An Eligible Employee must remain employed during the entire Notice Period in order to be eligible to receive Severance Benefits.
Section 2.19“Participant” shall mean any Eligible Employee who meets the requirements of ARTICLE III and thereby becomes eligible for Severance Benefits under the Plan.
Section 2.20“Permanent Disability” shall mean that an Employee has a permanent and total incapacity from engaging in any employment for the Employer for physical or mental reasons. A “Permanent Disability” shall be deemed to exist if the Employee meets the requirements for disability benefits under the Employer’s long-term disability plan or under the requirements for disability benefits under the Social Security law (or similar law outside the United States, if the Employee is employed in that jurisdiction) then in effect, or if the Employee is designated with an inactive employment status at the end of a disability or medical leave.
Section 2.21“Plan” means the TE Connectivity Severance Plan for U.S. Executives as set forth herein, and as the same may from time to time be amended.
Section 2.22“Plan Administrator” shall mean the individual(s) appointed to administer the terms of the Plan as set forth herein and unless otherwise provided by the Board, the Committee shall serve as the Plan Administrator. The Plan Administrator shall also serve as the Named Appeals Fiduciary of the Plan as more fully described in Section 10.04. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).
Section 2.23“Postponement Period” shall mean, for a Key Employee, the period of six (6) months after the Key Employee’s Separation from Service Date (or such other period as may be required by Code Section 409A) during which deferred compensation may not be paid to the Key Employee under Code Section 409A.
Section 2.24“Release” shall mean the Separation of Employment Agreement and General Release, as provided by the Company.
Section 2.25“Salary Continuation Benefits” shall mean the salary continuation payments made to a Participant and described in ARTICLE IV.

Section 2.26“Separation from Service” shall mean a “separation from service” from an Employer within the meaning of Code Section 409A(a)(2)(A)(i) and applicable regulations and rulings promulgated thereunder.
Section 2.27“Separation from Service Date” shall mean the date on which the active employment of the Participant by the Employer is severed by reason of an Involuntary Termination within the meaning of Code Section 409A and the regulations and rulings promulgated thereunder.
Section 2.28“Severance Benefits” shall mean the Salary Continuation Benefits and other benefits that a Participant is eligible to receive pursuant to ARTICLE IV of the Plan.
Section 2.29“Severance Period” shall mean the period during which a Participant is receiving Severance Benefits under the Plan, as set forth in Schedule A.
Section 2.30“Subsidiary” shall mean (i) a subsidiary company of TE Connectivity plc (wherever incorporated) as defined under applicable Irish corporation law, (ii) any separately organized business unit, whether or not incorporated, of TE Connectivity plc, (iii) any employer that is required to be aggregated with TE Connectivity plc pursuant to Code Section 414 and the regulations issued thereunder, and (iv) any service recipient or employer that is within a controlled group of corporations with TE Connectivity plc as defined in Code Sections 1563(a)(1), (2) and (3) where the phrase “at least 50%” is substituted in each place “at least 80%” appears or is with TE Connectivity plc as part of a group of trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. § 1.414(c)-2 where the phrase “at least 50%” is substituted in each place “at least 80%” appears; provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. § 1.409A-1(b)(5)(iii)(E) and § 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.
Section 2.31“Voluntary Termination” shall mean any Separation from Service that is not initiated by the Company or any Subsidiary.

ARTICLE III

PARTICIPATION AND ELIGIBILITY FOR BENEFITS
Section 3.01Participation. Each Eligible Employee in the Plan who incurs an Involuntary Termination and who satisfies all of the conditions of Section 3.02 shall be eligible to receive the Severance Benefits described in the Plan. An Eligible Employee shall not be eligible to receive any other severance benefits from the Company or Subsidiary on account of an Involuntary Termination, unless otherwise provided in the Plan. In addition, any Employee of Employer who is a party to an employment agreement or contract with the Company or any Subsidiary pursuant to which such Employee is entitled to severance benefits shall be ineligible to participate in the Plan.
Section 3.02Conditions.
(a)Eligibility for any Severance Benefits is expressly conditioned on the completion of the Notice Period while remaining employed with Employer and the execution or agreement to the following: (i) execution and non-revocation by the Participant of a Release in the form provided by the Company no later than twenty-one (21) days following delivery of the Release to the Participant (or such longer period as may be agreed between the Participant and the Company), and (ii) compliance by the Participant with all the terms and conditions of such Release. If the Company determines, in its sole discretion, that the Participant has not fully complied with any of the terms of the agreement and/or Release, the Company may deny Severance Benefits not yet in pay status or discontinue the payment of the Participant’s Severance Benefit and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion of the Severance Benefit already received under the Plan. If the Company notifies a Participant that repayment of all or any portion of the Severance Benefit received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days after the date the written notice is sent. Any remedy under this Section 3.02(a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.
(b)An Eligible Employee will not be eligible to receive Severance Benefits under any of the following circumstances:
(i)The Eligible Employee voluntarily terminates employment with an Employer;
(ii)The Eligible Employee terminates employment before the end of the applicable Notice Period (as set forth in Section 4.02) or job-end date specified by the Employer or while the Employer still desires the Eligible Employee’s services;
(iii)The Eligible Employee’s employment with an Employer is terminated for Cause;
(iv)The Eligible Employee voluntarily retires;

(v)The Eligible Employee’s employment is terminated due to the Eligible Employee’s death or Permanent Disability;
(vi)The Eligible Employee does not return to work within six (6) months of the onset of an approved leave of absence, other than a personal, educational or military leave and/or as otherwise required by applicable statute;
(vii)The Eligible Employee does not return to work within three (3) months of the onset of a personal or educational leave of absence, unless otherwise approved in writing by the Company with the notice and approval of the CHRO;
(viii)The Eligible Employee does not satisfy the conditions for Severance Benefits set forth in this Section 3.02;
(ix)The Eligible Employee continues in employment with the Employer or has the opportunity to continue in employment in the same or in an Alternative Position with the Company or a Subsidiary (who may or may not also be a participating Employer); or
(x)The Eligible Employee’s employment with the Employer terminates as a result of a sale of stock or assets of the Employer, merger, consolidation, joint venture or a sale or outsourcing of a business unit or function, or other transaction, and the Eligible Employee accepts employment, or has the opportunity to continue employment in an Alternative Position, with the purchaser, joint venture, or other acquiring or outsourcing entity, or a related entity of the purchaser, joint venture or acquiring or outsourcing entity. The payment of Severance Benefits in the circumstances described in this subsection (x) would result in a windfall to the Eligible Employee, which is not the intention of the Plan.
(c)Except as otherwise provided in the Plan and subject to the claims and appeal rights of the Participant, the Plan Administrator has the sole discretion to determine an Eligible Employee’s eligibility to receive Severance Benefits.
(d)An Eligible Employee returning from approved military leave will be eligible for Severance Benefits if (i) he/she is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); (ii) his/her pre-military leave job is eliminated; and (iii) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or reemployment would create an undue hardship for the Employer. If the Eligible Employee returning from military leave qualifies for Severance Benefits, his/her Severance Benefits will be calculated as if he/she had remained continuously employed from the date he/she began his/her military leave. The Eligible Employee must also satisfy any other relevant conditions for payment set forth in this Section, including execution of a Release.

ARTICLE IV

DETERMINATION OF PLAN BENEFITS
Section 4.01Amount of Plan Benefits Upon Involuntary Termination. The amount of Plan Benefits available to an Eligible Employee are set forth herein and subject to the terms of the Plan including, without limitation, the following in Sections 4.02 and 4.03.
Section 4.02Notice Pay. Each Eligible Employee who is notified of an Involuntary Termination by an Employer shall receive Notice Pay during the Notice Period, subject to satisfaction of the requirements in Section 3.01. The duration of the Notice Period for each Eligible Employee is set forth in Schedule A. The Notice Period may be extended in the sole discretion of the CHRO or his/her delegate; provided that the Eligible Employee continues to remain employed by Employer for the entire Notice Period. In the event that the Company determines that an Eligible Employee’s last day of employment shall be prior to the end of his or her Notice Period for any reason other than termination for Cause, such Eligible Employee shall be entitled to continue to receive Notice Pay for the balance of the Notice Period even if the Eligible Employee is not employed for the duration of the Notice Period. Notice Pay paid to an Eligible Employee shall be in addition to, and not offset against, any Severance Benefits the Eligible Employee may be entitled to receive under the Plan. Unless otherwise permitted by the applicable plan documents or laws, an Eligible Employee will not be eligible to apply for short-term disability, long-term disability and/or workers’ compensation during the Notice Period, or anytime thereafter. Notice Pay shall be paid in accordance with ARTICLE V.
Section 4.03Amount of Severance Benefits Upon Involuntary Termination. Except as otherwise provided in Section 4.07, the Severance Benefits to be provided to an Eligible Employee who incurs an Involuntary Termination and is determined to be eligible for Severance Benefits shall be as follows:
(a)Salary Continuation Benefits.
(i)Severance Benefits shall be provided during the Severance Period in the amount and for the duration set forth on Schedule A to the Plan to each Plan Participant based on his or her Employee Group, as indicated on Schedule A. During the Severance Period, the Participant shall receive his or her Base Salary (net of deductions and tax withholdings, as applicable) in equal installments over the Severance Period, per normal payroll cycles. Severance Benefits shall commence no earlier than the end of the revocation period applicable to the Release and shall be paid in accordance with ARTICLE V.
(ii)The Participant shall also receive a cash payment equal to his or her Annual Bonus during the Severance Period applicable to the Participant based on his or her Employee Group in accordance with the terms set forth on Schedule A to the Plan. Such Annual Bonus payment shall be paid to the Participant in equal installments over the Severance Period (e.g., twelve (12) months or twenty-four (24) months). The Annual Bonus payment shall be paid at the same time as the Salary Continuation Benefits in ARTICLE V.
(b)Bonus. A Participant may be eligible for a cash payment equal to his or her prorated Annual Bonus for the year in which Participant’s Separation from Service

Date occurs, subject to the discretion of the Company and pursuant to the terms set forth in the applicable incentive plans or applicable administrative guidelines adopted under such plans.
(c)Medical, Dental and Health Care Reimbursement Account Benefits. Participants shall continue to be eligible to participate in the medical, dental and Health Care Reimbursement Account coverage in effect at the date of his or her Separation from Service Date (or generally comparable coverage) (“Health Coverage”) for himself or herself and, where applicable, his or her spouse and dependents, as the same may be changed from time to time to active employees of the Company generally, as if Participant had continued in employment during the twelve-month period following the Participant’s Separation from Service Date (the “Coverage Period”). A Participant shall be required to elect COBRA in order to be eligible for Health Coverage, but will be deemed to have elected COBRA by continuing to pay for Health Coverage in accordance with the terms of this Plan, and COBRA shall run concurrently with the Coverage Period. Payment for Health Coverage shall be made at such time and in such amounts as determined by the Company in its sole discretion. At the end of the Coverage Period and for the duration of COBRA, if longer than the Coverage Period, a Participant shall be required to pay the full cost of COBRA to the Company in order to continue with Health Coverage for the duration of the COBRA period. The Participant’s failure to timely pay the cost of Health Coverage to the Company shall result in the cessation of Health Coverage for the Participant and his or her spouse or domestic partner and dependents.

Notwithstanding any other provision of this Plan to the contrary, in the event that a Participant commences employment with another company at any time during the Coverage Period, the Participant shall cease receiving Health Coverage at active employee rates and may continue to participate in Health Coverage for the duration of the COBRA period provided that the Participant pays the full cost of COBRA. Within thirty (30) days of Participant’s commencement of employment with another company, the Participant shall provide the Company with written notice of such employment.

(d)Equity Awards. The treatment of stock options, restricted stock, restricted stock units and other outstanding equity awards will be governed by the applicable equity award agreements and plan documents.
(e)Outplacement Services. The Company may, in its sole and absolute discretion, pay the cost of outplacement services (which shall not exceed twenty thousand dollars ($20,000)) of outplacement services for the Participant for a period of up to twelve (12) months from Participant’s Separation from Service Date. The outplacement services shall be provided at either (i) the outplacement agency that the Company regularly uses for such purpose, or (ii) an outplacement agency selected by the Participant; provided, however, the Participant must receive prior written approval of the use of such outplacement agency by the CHRO.
Section 4.04Voluntary Termination; Termination for Death or Permanent Disability. If the Eligible Employee’s employment terminates on account of the Eligible Employee’s (i) voluntary resignation, (ii) death, or (iii) Permanent Disability, then the Eligible Employee shall not be entitled to receive Notice Pay and/or Severance Benefits under the Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then-existing benefit plans and policies at the time of such termination.

Section 4.05Termination for Cause. If any Eligible Employee’s employment terminates at any time, including during the Notice Period, on account of termination by the Company for Cause, the Eligible Employee shall not be entitled to receive any additional Notice Pay and/or Severance Benefits under this Plan and shall be entitled only to those benefits that are legally required to be provided to the Eligible Employee outside of this Plan. Notwithstanding any other provision of the Plan to the contrary, if the Company determines that an Eligible Employee has engaged in conduct that constitutes Cause at any time during the Notice Period or prior to the Eligible Employee’s Separation from Service Date, any Notice Pay or Severance Benefits payable to the Eligible Employee/Participant, as applicable, under Section 4.01 and Section 4.03 of the Plan shall immediately cease, and the Eligible Employee/Participant shall, subject to applicable law, be required to return any Notice Pay and/or Severance Benefits paid to the Eligible Employee/Participant prior to such determination. The Company may withhold paying Notice Pay and/or Severance Benefits under the Plan, pending resolution of an inquiry that could lead to a finding resulting in Cause, and any such payment that was withheld and which is subsequently determined to be payable shall be paid to the Eligible Employee/Participant within ninety (90) days after the date of the final and binding resolution of the inquiry.
Section 4.06Reduction of Severance Benefits. With respect to amounts paid under the Plan that are not subject to Code Section 409A and the regulations promulgated thereunder, the Company reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Participant or the value of Company property that the Participant has retained in his/her possession. With respect to amounts paid under the Plan that are subject to Code Section 409A and the regulations promulgated thereunder, the Company reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Participant or the value of the Company property that the Participant has retained in his/her possession; provided, however, that such deductions cannot exceed five thousand dollars ($5,000) in the aggregate.
Section 4.07Modification of Plan Benefits. Notwithstanding anything to the contrary contained herein, the CHRO (or her/his successor) shall have the discretion (i) to modify the Notice Pay and/or Severance Benefits otherwise available to an Eligible Employee or Participant under Section 4.01 as she/he deems appropriate, provided that in no event may the exercise of such discretion result in an increase in the benefits that would otherwise have been payable to the Eligible Employee or Participant under Section 4.02 or Section 4.03, and/or (ii) to modify the timing of the payment of such benefits, provided that such benefits are not otherwise subject to Code Section 409A and the regulations promulgated thereunder. If benefits payable under the Plan are subject to Code Section 409A and the regulations promulgated thereunder, the timing of such payments may not be altered and must be paid in accordance with the terms of the Plan.

ARTICLE V

METHOD AND DURATION OF Plan BENEFIT PAYMENTS
Section 5.01Method of Payment. The Notice Pay and/or Severance Benefits to which an Eligible Employee or Participant is entitled, as determined pursuant to Section 4.02, Section 4.03(a) and Section 4.03(b), shall be paid in accordance with the Company’s normal payroll practices over the Severance Period. The Annual Bonus payable pursuant to Section 4.03(b) shall be paid at the time set forth in the TE Connectivity Annual Incentive Plan or administrative guidelines adopted under such plan. In no event will interest be credited on the unpaid balance for which a Participant may become eligible. Payment shall be made by mailing to the last address provided by the Participant to the Company or such other reasonable method as determined by the Plan Administrator. In general, the initial Severance Benefit payments shall be made as promptly as practicable following the conclusion of the required Notice Period and after the Participant’s Separation from Service Date, the execution of the Release required under Section 3.02, and the expiration of the required revocation period specified in the Release. All payments of Severance Benefits are subject to applicable federal, state and local taxes and withholdings. In the event of the Participant’s death prior to the completion of all payments being made, the remaining payments shall be paid to the Participant’s estate in a single lump sum payment within sixty (60) days following the Participant’s death.
Section 5.02Other Arrangements. The Severance Benefits under this Plan are not additive or cumulative to severance or termination benefits that a Participant might also be entitled to receive under the terms of a written employment agreement, a severance agreement or any other arrangement or contract with the Employer, the Company or a Subsidiary. As a condition of participating in the Plan, the Eligible Employee must expressly agree that this Plan supersedes all prior agreements and sets forth the entire Severance Benefit the Participant is entitled to receive while a Participant in the Plan. The provisions of this Plan may provide for payments to the Participant under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the Company that the provisions of this Plan shall supersede any provisions to the contrary in such plans, to the extent permitted by applicable law, and such plans shall be deemed to have been amended to correspond with this Plan without further action by the Company, TE Connectivity plc or any Subsidiary, as applicable.
Section 5.03Code Section 409A.
(a)Notwithstanding any provision of the Plan to the contrary, if required by Code Section 409A and if a Participant is a Key Employee, no Severance Benefits shall be paid to the Participant during the Postponement Period. If a Participant is a Key Employee and payment of Severance Benefits is required to be delayed for the Postponement Period under Code Section 409A, the accumulated amounts withheld on account of Code Section 409A shall be paid in a lump sum payment within thirty (30) days after the end of the Postponement Period. If the Participant dies during the Postponement Period prior to the payment of Severance Benefits, the amounts withheld on account of Code Section 409A shall be paid to the Participant’s estate within sixty (60) days after the Participant’s death.

(b)This Plan is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A and the regulations promulgated thereunder. Notwithstanding anything in this Plan to the contrary, if required by Code Section 409A, payments may only be made under this Plan upon an event and in a manner permitted by Code Section 409A, to the extent applicable. For purposes of Code Section 409A, the right to a series of payments under the Plan shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Section 409A of the Code. In no event may a Participant designate the year of payment for any amounts payable under the Plan.
Section 5.04Termination of Eligibility for Benefits.
(a)All Eligible Employees and Participants shall cease to be eligible to participate in the Plan, and all Notice Pay and Severance Benefit payments payable to an Eligible Employee or Participant shall cease upon the occurrence of the earlier of:
(i)Subject to ARTICLE VIII, termination or modification of the Plan; or
(ii)Completion of payment to the Eligible Employee and/or Participant of the Notice Pay and/or Severance Benefit for which the Eligible Employee or Participant is eligible under ARTICLE IV.
(b)Notwithstanding anything herein to the contrary, the Company shall have the right to cease all Notice Pay and/or Severance Benefits (except as otherwise required by law) and to recover any payments previously made to an Eligible Employee or Participant should the Eligible Employee or Participant at any time breach the terms of the Plan, the Company policies and procedures in effect during the payment of Notice Pay, the Release the Participant executed to obtain the Severance Benefits under the Plan, or the confidentiality, non-competition, non-solicitation and non-disparagement provisions of ARTICLE VI.

ARTICLE VI

CONFIDENTIALITY, COVENANT NOT TO COMPETE AND NOT TO SOLICIT
Section 6.01Confidential Information. The Participant agrees that he or she shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Participant’s assigned duties and for the benefit of the Company, either during the period of the Participant’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to TE Connectivity plc, any of its Subsidiaries, affiliated companies or businesses, which shall have been obtained by the Participant during the Participant’s employment by the Company or a Subsidiary. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Participant; (ii) becomes known to the public subsequent to disclosure to the Participant through no wrongful act of the Participant or any representative of the Participant; or (iii) the Participant is required to disclose by applicable law, regulation or legal process (provided that the Participant provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Participant’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.
Section 6.02Non-Competition. The Participant acknowledges that he or she performs services of a unique nature for the Company that are irreplaceable, and that his or her performance of such services for a competing business will result in irreparable harm to the Company. Accordingly, during the Participant’s employment with the Company or Subsidiary and for the one (1) year period thereafter, the Participant agrees that the Participant will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which TE Connectivity plc or any of its Subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which the Participant has been involved to any extent (other than de minimis) at any time during the one (1) year period ending with the date of termination, in any locale of any country in which TE Connectivity plc or any of its Subsidiaries conducts business. This Section 6.02 shall not prevent the Participant from owning not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict the Participant from rendering services to charitable organizations, as such term is defined in Section 501(c) of the Code.
Section 6.03Non-Solicitation. During the Participant’s employment with the Company or a Subsidiary and for the two (2)-year period thereafter, the Participant agrees that he or she will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any employee of TE Connectivity plc or any Subsidiary, as defined by the Company, to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with TE Connectivity plc or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (ii)

any customer of TE Connectivity plc or any Subsidiary to purchase goods or services then sold by TE Connectivity plc or any Subsidiary from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

Section 6.04Non-Disparagement. Each of the Participant and the Company (for purposes hereof, the Company shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any statements that disparage the other party, or in the case of the Company, TE Connectivity plc. or its Subsidiaries, their respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 6.04.
Section 6.05Reasonableness. In the event the provisions of this ARTICLE VI shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.
Section 6.06Equitable Relief.
(a)By participating in the Plan, the Participant acknowledges that the restrictions contained in this ARTICLE VI are reasonable and necessary to protect the legitimate interests of the Company, its Subsidiaries and its affiliates, that the Company would not have established this Plan in the absence of such restrictions, and that any violation of any provision of this Article will result in irreparable injury to the Company. By agreeing to participate in the Plan, the Participant represents that his or her experience and capabilities are such that the restrictions contained in this ARTICLE VI will not prevent the Participant from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. The Participant further represents and acknowledges that (i) he or she has been advised by the Company to consult his or her own legal counsel in respect of this Plan, and (ii) that he or she has had full opportunity, prior to agreeing to participate in this Plan, to review thoroughly this Plan with his or her counsel.
(b)The Participant agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this ARTICLE VI, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of this ARTICLE VI should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.
(c)The Participant irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this ARTICLE VI, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the Commonwealth of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Participant may have to the laying of venue of any such suit, action or proceeding in any such court. Participant also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 11.02.
Section 6.07Survival of Provisions. The obligations contained in this ARTICLE VI shall survive the termination of Participant’s employment with the Company or a Subsidiary and shall be fully enforceable thereafter.
Section 6.08Release. The provisions contained in this ARTICLE VI shall be documented in the Release, which shall be provided to the Participant in a form approved by the CHRO, and which Release shall contain any other waivers of rights, releases and other terms and conditions as are deemed appropriate by the CHRO.

ARTICLE VII

THE PLAN ADMINISTRATOR
Section 7.01Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company, to oversee the proper administration of the Plan. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties, subject only to determinations by the Named Appeals Fiduciary (as defined in Section 10.04), with respect to denied claims for Severance Benefits. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.
Section 7.02Compensation of the Plan Administrator. The Plan Administrator shall receive no compensation for services as such. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties, including its duties as Named Fiduciary.
Section 7.03Records, Reporting and Disclosure. The Company shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan, and shall make those records available to the Plan Administrator upon its request. The Plan Administrator shall prepare and shall file, or shall cause the Company to prepare and file, as required by law or regulation, all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).

ARTICLE VIII

AMENDMENT, TERMINATION AND DURATION
Section 8.01Amendment, Suspension and Termination. Except as otherwise provided in this Section 8.01, the Board or its delegate shall have the authority, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Eligible Employee or Participant, by a formal written action. No such amendment shall give the Company the right to recover any amount paid to an Eligible Employee or Participant prior to the date of such amendment, except with respect to Plan provisions that are unrelated to the amendment, or to cause the cessation of Severance Benefits already approved for a Participant who has executed a Release as required under Section 3.02. Any amendment or termination of the Plan must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A and the regulations and ruling promulgated thereunder, securities, tax, or other laws, rules, regulations or regulatory interpretations thereof, applicable to the Plan.
Section 8.02Duration. Unless terminated sooner by the Board or its delegate, the Plan shall continue in full force and effect until termination of the Plan pursuant to Section 8.01; provided, however, that after the termination of the Plan, if any Participants terminated employment on account of an Involuntary Termination prior to the termination of the Plan and are still receiving Severance Benefits under the Plan, the Plan shall remain in effect until all of the obligations of the Company are satisfied with respect to such Participants.

ARTICLE IX

DUTIES OF THE COMPANY AND THE COMMITTEE
Section 9.01Records. The Company or a Subsidiary thereof shall supply to the Committee all records and information necessary to the performance of the Committee’s duties as described herein.
Section 9.02Payment. Payments of Notice Pay and Severance Benefits to Eligible Employees or Participants, as applicable, shall be made in such amount as determined by the Company under ARTICLE IV, from the Company’s general assets.
Section 9.03Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee and the Plan Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties. As a condition of participating in the Plan, the Eligible Employee acknowledges that all decisions and determinations of the Board, the Committee and the Plan Administrator shall be final and binding on the Eligible Employee, his or her beneficiaries and any other person having or claiming an interest under the Plan on his or her behalf.

ARTICLE X

SEVERANCE BENEFIT CLAIMS PROCEDURES
Section 10.01Claim. No person may bring an action for any alleged wrongful denial of Severance Benefits in a court of law unless the claims procedures described in this ARTICLE X are exhausted and a final determination is made by the Plan Administrator and/or the Named Appeals Fiduciary. If an Eligible Employee or Participant or other interested party challenges a decision by the Plan Administrator and/or Named Appeals Fiduciary as it relates to Severance Benefits, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this ARTICLE X. Facts and evidence that become known to the terminated Eligible Employee or Participant or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration by the claims administrator. Issues not raised with the Plan Administrator and/or Named Appeals Fiduciary will be deemed waived.
Section 10.02Initial Claim. Initial claims for Severance Benefits shall be submitted to the CHRO, for consideration and determination. Each such application must be supported by such information as is relevant and appropriate to the Eligible Employee’s claim and any other information as may be requested by the CHRO. In the event that any claim relating to the administration of Severance Benefits is denied in whole or in part, the terminated Participant or his or her beneficiary (“claimant”) whose claim has been so denied shall be notified of such denial in writing by the CHRO within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the CHRO determines such extension is necessary and he/she provides notice of extension to the claimant prior to the end of the initial ninety (90) day period. The notice advising of the denial shall specify the following: (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. If it is determined that payment is to be made, any such payment shall be made within ninety (90) days after the date by which notification is required.
Section 10.03Appeals of Denied Administrative Claims. All appeals of denials of Severance Benefits shall be made by the following procedure:
(a)A claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within sixty (60) calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.
(b)The Named Appeals Fiduciary shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.
(c)The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor. The determination shall be made to the claimant within sixty (60) days of the claimant’s request for review, unless the Named Appeals Fiduciary determines that special circumstances require an extension of time for processing the claim. In such case, the Named Appeals Fiduciary shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Named Appeals Fiduciary shall have an additional sixty (60) day period to make its determination. The determination so rendered shall be binding upon all parties. If the determination is adverse to the claimant, the notice shall provide (i) the reason or reasons for denial; (ii) make specific reference to the Plan provisions on which the determination was based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the claimant’s claim for benefits; and (iv) state that the claimant has the right to bring an action under section 502(a) of ERISA. If the final determination is that payment shall be made, then any such payment shall be made within ninety (90) days after the date by which notification of the final determination is made.
Section 10.04Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the Committee or such subcommittee or other person(s) as may be appointed by the Committee to render a determination on an appealed claim or claims under Section 10.03. Named Appeals Fiduciaries may at any time be removed by the Board. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

ARTICLE XI

MISCELLANEOUS
Section 11.01Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he or she may expect to receive, consistently or otherwise, under this Plan, except for the designation of a beneficiary as set forth in Section 5.01.
Section 11.02Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator.
Section 11.03Successors. Any successor to the Company shall assume the obligations under this Plan and expressly agree to perform the obligations under this Plan.
Section 11.04Other Payments. Except as otherwise provided in this Plan, no Participant shall be entitled to any cash payments or other severance benefits or change of control benefits under any of the Company’s then current severance pay policies for a termination that is covered by this Plan for the Participant.
Section 11.05Restrictive Covenants. Plan benefits are subject to an Eligible Employee and/or Participant’s agreement to the Company’s restrictive covenants, which shall be set forth in the applicable Release.
Section 11.06No Mitigation. Except as otherwise provided in Article IV, Participant shall not be required to mitigate the amount of any Severance Benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is reemployed by the Company as an Employee, in which case Severance Benefits shall cease on the date of the Participant’s reemployment.
Section 11.07No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
Section 11.08Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 11.09Heirs, Assigns and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.
Section 11.10Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
Section 11.11Gender and Number. Where the context admits, words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.
Section 11.12Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.
Section 11.13Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.
Section 11.14Lost Payees. A benefit shall be deemed forfeited if the Committee is unable to locate a Participant to whom a Severance Benefit is due. Such Severance Benefit shall be reinstated if application is made by the Participant for the forfeited Severance Benefit while this Plan is in operation.
Section 11.15Controlling Law. This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania to the extent not superseded by Federal law.

SCHEDULE A

NOTICE PERIODS AND SEVERANCE PERIODS

EMPLOYEE GROUP	NOTICE PERIOD	SEVERANCE PERIOD
Group 1	12 Months	12 months
Group 2	30 Days	18 months
Group 3	30 Days	12 months

Group 1:

●	Chief Executive Officer
●	Chief Financial Officer
●	General Counsel
●	President/GM, Transportation Solutions
●	President/GM, Industrial Solutions
●	President, Global Automotive Sector
●	President, Automation & Connected Living Sector
●	Chief HR Officer

Group 2:

●	Chief Information Officer
●	SVP Corporate Strategy
●	SVP Mergers & Acquisitions
●	SVP Global Operations

Group 3:

●	All other Band level 1 and 2 employees

A-1